RETIREMENT, TRANSITION AND RELEASE AGREEMENT
     THIS RETIREMENT, TRANSITION AND RELEASE AGREEMENT (this “Release”) is made on this 6th day of May, 2008 (the “Effective Date”) by and between ROBERT MEERS (the “Executive”) lululemon athletica canada inc. (formerly, Lululemon Athletica Inc.), a company incorporated under the laws of British Columbia (the “Subsidiary”), and lululemon athletica, inc., a company incorporated under the laws of Delaware (the “Company”).
     WHEREAS, the Executive has announced his intent to resign as a member of the Board of Directors of the Company, and as an officer and director of all the Company’s affiliates, immediately prior to the Company’s 2008 annual meeting of stockholders (presently scheduled for June 4, 2008) and to retire from employment with the Company on June 30, 2008 (the “Termination Date”) (the period beginning on the Effective Date and ending on the Termination Date is hereinafter referred to as the “Transition Period”); and
     WHEREAS, the Subsidiary and the Executive are parties to that certain employment agreement dated December 5, 2005, pursuant to which the Executive agreed to serve as the Chief Executive Officer of the Subsidiary in exchange for certain rights and benefits (the “Employment Agreement”) and the Executive is also employed as the Chief Executive Officer of the Company; and
     WHEREAS, the Company granted to the Executive two non-qualified stock options (each, an “Option,” and collectively, the “Options”), which Options apply with respect to an aggregate of 2,787,224 shares of the Company’s common stock; and
     WHEREAS, the Options are evidenced by a Non-Qualified Stock Option Agreement between the Company and the Executive dated November 28, 2007 with respect to 501,802 shares of the Company’s common stock and a Non-Qualified Stock Option Agreement between the Company and the Executive dated November 28, 2007 with respect 2,285,422 shares of the Company’s common stock (each, an “Option Agreement,” and collectively, the “Option Agreements”); and
     WHEREAS, the Executive has executed a Fixed Option Exercise Date Election dated December 24, 2007 with respect to each Option (each, a “409A Election” and collection, the “409A Elections”); and
     WHEREAS, the Executive is willing to assist the Company in the transition of his duties to other Company employees through the Termination Date; and
     WHEREAS, the Company has agreed to provide the Executive with certain additional rights, subject to the execution of and compliance with this Release and a Second Release (as described below).
     NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

     1.     Transition Period; Cessation of Service.
          1.1.     During the Transition Period, the Executive will continue to provide services to the Company as the Chief Executive Officer of the Company and will devote substantially all his business time and services to the Company. During the Transition Period, Executive will continue to be paid his base salary and participate in the Company’s group insurance programs, in the manner and to the extent provided in Sections 1.1 and 2.4 of the Employment Agreement.
          1.2.     The Executive hereby resigns from the Board of Directors of the Company (and as an officer and director of all the Company’s affiliates) effective immediately prior to the commencement of the Company’s 2008 annual meeting of stockholders (currently scheduled for June 4, 2008) or, if such annual meeting has not occurred prior the Termination Date, effective 12:01 a.m. (EST) on the Termination Date.
          1.3.     The Executive hereby resigns from employment with the Company and all the Company’s affiliates (and resigns his position as Chief Executive Officer of the Company) effective 12:01 a.m. (EST) on the Termination Date.
          1.4.     The Executive will execute such additional written confirmations of the resignations set out in Sections 1.2 and 1.3 as shall be reasonably requested by the Company.
          1.5.     The Company will reimburse the Executive for any life insurance and disability insurance premiums (pro rata through the Termination Date) and any reasonable business expenses as provided under Sections 2.6 and 3 of the Employment Agreement, within 30 days of submission of proper invoices.
          1.6.     As soon as administratively practicable following the Termination Date, but in any event no later than 30 days following the Termination Date, the Executive will vacate the Company-provided apartment currently used by him and return his Company-provided automobile.
          1.7.     Following the Termination Date, the Company, through its carrier, will provide the Executive with information and notice of his rights to elect to continue Executive’s group health care coverage under the Company’s health and welfare benefit plans, at his own expense, pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985.
          1.8.     For the period beginning on the Termination Date and ending on January 31, 2009, the Executive agrees that, during normal business hours, he will remain available via telephone and, with reasonable advance notice, for limited in-person meetings, to assist in an orderly transition of his duties to other employees of the Company. The Executive further agrees that during the two-year period following the Termination Date, he will cooperate with the Company, its affiliates and their counsel with respect to the Company’s defense of any litigation, investigations, or governmental proceedings that relates in any way to the Executive’s period of service with the Company or its affiliates. The Company will promptly reimburse the Executive for all reasonable and documented expenses incurred in connection with providing his cooperation under this Section 1.8.

     2.     Consideration; Acknowledgements.
          2.1.     The Executive will be entitled to receive a special cash bonus from the Company in respect of the Company’s 2008 fiscal year of up to US$ 219,113, based on the Company’s and the Executive’s performance for such fiscal year under the Company’s 2008 Executive Bonus Plan (assuming the Executive achieved the highest possible rating under such plan during such period and assuming the same level of financial goal achievement as applies to other executives under the 2008 Executive Bonus Plan). Such bonus payable under this Section 2.1 will be paid on April 1, 2009 and will be subject to withholding by the Company for all applicable taxes.
          2.2.     The Executive acknowledges that, other than the Options, he does not hold any options to acquire capital stock of the Company or its affiliates.
          2.3.     The Options are presently vested and exercisable with respect to 70% of the shares subject thereto (351,261 shares and 1,599,795 shares, respectively), including those portions of the Options described in Section 5(a)(iii) of each Option Agreement. The Executive acknowledges that the post-termination exercise of the portions of the Options discussed in this paragraph continue to be governed by Section 7 of the Company’s 2007 Equity Incentive Plan (the “Plan”). Therefore, assuming the cessation of his employment occurs at the time and in the manner described above in Section 1, those portions of the Options discussed in this paragraph will expire on the 90th day following the Termination Date, to the extent not exercised on or prior to that date.
          2.4.     The Company agrees that the Options will become vested with respect to an additional 7.5% of the shares subject thereto (37,635 shares and 171,407 shares, respectively) on the Effective Date. However, in compliance with Treas. Reg. § 1.409A-3(i)(2), the portions of the Options discussed in this paragraph will be exercisable only during the period beginning six months after the Termination Date and ending March 15, 2009 and, to the extent not exercised during that period, will then expire. The preceding sentence amends and supersedes Section 3(c) of each 409A Election.
          2.5.     The portions of the Options not discussed in the preceding two paragraphs (with respect to 112,906 shares and 514,220 shares, respectively) are hereby terminated.
          2.6.     The Executive hereby acknowledges and agrees that the payment and rights described in Sections 2.1 and 2.4 above are contingent on (i) his execution and delivery of, and compliance with, this Release, (ii) his execution and delivery of a release agreement substantially in the form attached hereto as Exhibit A (the “Second Release”) within 21 days following the Termination Date, and (iii) his compliance in all material respects with that Second Release and the restrictive covenants contained in Section 6 of the Employment Agreement (the “Restrictive Covenants”). For avoidance of doubt, if Executive revokes this Release or the Second Release, or breaches any of the Restrictive Covenants in any material respects, he will have no right (x) to receive the payment described above in Section 2.1, or (y) to exercise those portions of the Options described above in Section 2.4, and those portions of the Options will instead expire immediately.

          2.7.     The Executive acknowledges that except as otherwise specifically provided herein: (i) he has no further entitlement under the Employment Agreement (including, without limitation, Sections 2 and 5 of the Employment Agreement), other than rights to indemnification under Section 4 of the Employment Agreement, (ii) the cessation of his employment by the Company and its affiliates will not entitle him to any severance pay or benefits under the Employment Agreement or under any other severance or similar arrangement maintained by the Company or any of its affiliates, and (iii) neither the Company nor any of its affiliates have or will have any liability or obligation to him. The Executive further acknowledges that, in the absence of his execution of this Release and the Second Release, the payment and rights specified above in Sections 2.1 and 2.4 would not otherwise be due to him.
          2.8.     The Company hereby consents to the termination of the Non-Discretionary Option Exercise and Sale Plan adopted by him on December 24, 2007 (the “10b5-1 Plan”) effective as of 12:01 a.m. on June 18, 2008 and, following such termination, to the sale by the Executive of any shares of Company common stock obtained through the exercise of stock options, subject to compliance during the Transition Period with the Company’s Policy Statement on Dealing with Company Information, Including Inside Information and Securities Insider Trading for Directors, Executive Officers, Senior Managers and Finance Department (the “Policy”), which consent shall be deemed to satisfy the pre-clearance procedures of the Policy. The Executive agrees not to sell any shares of the Company’s common stock prior to 12:01 a.m. on June 18, 2008 except pursuant to the 10b5-1 Plan. The Company hereby acknowledges and agrees that the Policy shall not apply to the Executive after the Termination Date (it being understood by the Executive that notwithstanding the foregoing the Executive will remain subject to applicable United States and Canadian securities laws that, among other things, prohibit trading on material non-public information, whether acquired prior to or following the Termination Date).
     3.     Release and Covenant Not to Sue.
          3.1.     The Executive hereby fully and forever releases and discharges the Company, the Subsidiary, and all of their respective predecessors and successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Executive’s employment by the Company or its affiliates or the cessation thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law or any claim for damages, notice, payment in lieu of notice, loss of benefits including long term and short term disability, pension issues, bonus, profit sharing, stock distribution, stock purchase rights, overtime pay, vacation pay or any claims under the British Columbia Employment Standards Act or Human Rights Code.

          3.2.     The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or its affiliates or the cessation of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.
          3.3.     The foregoing will not be deemed to release the Company or the Subsidiary from (i) claims solely to enforce this Release, or (ii) claims for indemnification under the Company’s Certificate of Incorporation, as amended to date, or under applicable law including, without limitation, section 2802 of the California Labor Code.
          3.4.     The Company and the Subsidiary hereby fully and forever release and discharge the Executive from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Executive’s employment by the Company or its affiliates.
          3.5.     The Company and the Subsidiary each expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against the Executive and that it has not assigned any claim against the Executive. The Company and the Subsidiary each further promises not to initiate a lawsuit or to bring any other claim against the Executive arising out of or in any way related to the Executive’s employment by the Company or its affiliates or the cessation of that employment.
          3.6.     The foregoing will not be deemed to release the Executive from claims solely to enforce this Release.
     4.     Restrictive Covenants.   The Executive acknowledges that the Restrictive Covenants will survive the cessation of his employment. The Executive affirms that those Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, the Subsidiary and their affiliates, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions. Notwithstanding Section 7.7 of this Release, the provisions of Section 7.4 of the Employment Agreement will continue to apply to any matter relating to the Restrictive Covenants.
     5.     Non-Disparagement.   The Executive will not disparage any Released Person or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. The Company and Subsidiary will not disparage the Executive or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of the Executive.

     6.     Rescission Right.   The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to:
lululemon athletica inc.
2285 Clark Drive
Vancouver, British Columbia
Fax: (604) 874-6124
Attention: CFO
     7.     Miscellaneous.
          7.1.     No Admission of Liability.   This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company or the Subsidiary to the Executive or of any duty owed by the Executive to the Company or the Subsidiary. There have been no such violations, and each of the parties specifically denies any such violations.
          7.2.     No Reinstatement.   The Executive agrees that he will not apply for reinstatement with the Company or its affiliates, nor seek in any way to be reinstated, re-employed or re-hired by the Company or its affiliates after the Termination Date.
          7.3.     Successors and Assigns.   This Release shall inure to the benefit of and be binding upon the Company, the Subsidiary, and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company and the Subsidiary may assign this Release to any successor to all or substantially all of their respective assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
          7.4.     Severability.   Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
          7.5.     Entire Agreement; Amendments.   Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

          7.6.     Waivers.   The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.
          7.7.     Governing Law and Enforcement.   This Release shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.
          7.8.     Counterparts and Facsimiles.   This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case on the date first above written.

lululemon athletica inc.
By:	/s/ John E. Currie
John E. Currie, Executive Vice President and
Chief Financial Officer

lululemon athletica canada inc.
By:	/s/ John E. Currie
John E. Currie, Executive Vice President and
Chief Financial Officer

ROBERT MEERS
/s/ Robert Meers

EXHIBIT A
SECOND RELEASE
     THIS SECOND RELEASE is for and in consideration of the rights to be provided to Robert Meers (the “Executive”) in connection with the Retirement, Transition and Release Agreement dated May 6, 2008 by and between lululemon athletica inc. (the “Company”), lululemon athletica canada inc. (the “Subsidiary”)and the Executive (the “First Release”), which rights are conditioned on the Executive’s execution and delivery of this Second Release:
     1.     Consideration.   The Executive acknowledges that: (i) the payment and rights set forth in Sections 2.1 and 2.4 of the First Release constitute full satisfaction of all his rights under the First Release, (ii) except as otherwise provided specifically in the First Release, he has no entitlement under the Employment Agreement (as defined in the First Release) or any severance or similar arrangement maintained by the Company or the Subsidiary, and (iii) except as otherwise provided specifically in the First Release, neither the Company nor any of its affiliates has nor will have any other liability or obligation to him. The Executive further acknowledges that, in the absence of his execution of this Second Release, the payment and rights described in Sections 2.1 and 2.4 of the First Release would not otherwise be due to him.
     2.     Release and Covenant Not to Sue.   The Executive hereby fully and forever releases and discharges the Company, the Subsidiary and all of their respective predecessors and successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Second Release, out of the Executive’s employment by the Company or its affiliates, or the cessation thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law, or any claim for damages, notice, payment in lieu of notice, wrongful dismissal, severance pay, loss of benefits including long term and short term disability, pension issues, bonus, profit sharing, stock distribution, stock purchase rights, overtime pay, vacation pay or any claims under the British Columbia Employment Standards Act or Human Rights Code.
          2.1.     The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or its affiliates or the cessation of that employment. This Second Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

A-1

          2.2.     The foregoing will not be deemed to release the Company or the Subsidiary from (i) claims solely to enforce the First Release or (ii) claims for indemnification under the Company’s Certificate of Incorporation, as amended to date, or under applicable law including, without limitation, section 2802 of the California Labor Code.
     3.     Rescission Right.   The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Second Release in its entirety, (b) he has entered into this Second Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Second Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Second Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Second Release, in which case this Second Release shall be unenforceable, null and void. The Executive may revoke this Second Release during those seven (7) days by providing written notice of revocation to:
lululemon athletica inc.
2285 Clark Drive
Vancouver, British Columbia
Fax: (604) 874-6124
Attention: CFO
     4.     Miscellaneous.
          4.1.     No Admission of Liability.   This Second Release is not to be construed as an admission of any violation of any provincial or federal statute, ordinance or regulation or of any duty owed by the Company or the Subsidiary to the Executive or of any duty owed by the Executive to the Company or the Subsidiary. There have been no such violations, and each of the parties specifically denies any such violations.
          4.2.     [Intentionally Omitted.]
          4.3.     Successors and Assigns.   This Second Release shall inure to the benefit of the Company and the Subsidiary and any successor to all or substantially all of their respective assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
          4.4.     Severability.   Whenever possible, each provision of this Second Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Second Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Second Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

A-2

          4.5.     Governing Law.   This Release shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.
          IN WITNESS WHEREOF and intending to be legally bound, the Executive has executed this Second Release on the                 day of                        , 2008.
ROBERT MEERS

A-3